Exhibit 10.3

ADDENDUM NO 1 TO THE GOLD CONCENTRATE SUPPLY CONTRACT

DATED February 25th 2010

Date: July 5th 2013

With respect to the Gold Concentrate Supply Contract dated 25.02.2010 and all schedules, addenda and amendments thereto in force to date (the “Contract”) between MEGO GOLD, LLC, registered offices at Suite #2, 2A Tamanian Street, Yerevan, Armenia, 0009 (the "Seller") and INDUSTRIAL MINERALS SA, c/o Lenz & Staehelin, Rte de Chêne 30, 1208 Genève, Switzerland (the "Buyer") Buyer and Seller hereby agree to amend the terms of the Contract as follows:

1. SCOPE OF THE AGREEMENT AND EXCLUSIVITY

The Buyer hereby agrees to buy and the Seller hereby agrees to sell Gold Concentrates on the following specific terms and conditions. The Seller shall deliver exclusively to the Buyer from this date until December 31st 2027 any and all Gold Concentrates produced at its or any affiliate’s mines including but not limited to Toukhmanuk Mine, Armenia. The Seller shall not deliver and not offer to nor solicit offers from third parties.

5. DELIVERY

Seller shall deliver concentrates to the Buyer on the basis DAF stowed Yerevan, Armenia or Ex Works as agreed from time to time by the parties. In case of Ex Works delivery terms the Treatment Charge shall be increased by the cost of trucking from the mine to Yerevan. All customs clearance procedures in Armenia to be performed and paid by Seller.

6. PRICE

The price per dry metric ton of Gold Concentrates for all shipments during the contractual period until December 2027 (except for the Treatment Charge) shall be the sum of the following payable metals less the sum of the deductions as listed below.

6.A)     Payable Metals:

6.A.1     Silver: 80% of the final Silver content subject to a minimum deduction of 30 grams per dmt at the official London Silver Spot/US Cents equivalent quotation as published in Metal Bulletin, averaged over the Quotational Period.

6.A.2     Gold: 80% of the final Gold content subject to a minimum deduction of 1 gram per dmt at the average of the London AM/PM Gold Fixation, as published in Metal Bulletin, averaged over the Quotational Period.

6.A.3     No other metals shall be payable.

6.B)       Deductions:

6.B.1     Treatment Charge:

The Treatment Charge for 2013 shall be US Dollars 220.00 (two hundred twenty) per dry metric ton DAF Yerevan. In case of Ex Works delivery terms the Treatment Charge shall be increased by the cost of trucking from the mine to Yerevan. The Treatment Charge shall be agreed annually at the end of each calendar year for the following calendar year based on the changes in the world market prices for gold and silver concentrates and the transport and quality adjustments applicable to the gold concentrate under this agreement.

6.B.2     Refining Charge:

Gold: The Refining Charge shall be USD 6 (six) per troy ounce of payable Gold.
Silver: The Refining Charge shall be USD 0.40 (fourty US cents) per ounce of payable Silver
6.B.3.    Penalties

Arsenic (As): U.S. Dollars 5.0 (five) per dry metric ton of Gold Concentrates for each 0.1% (zero point one percent) by which the final arsenic content exceeds 0.2% (zero point two percent) fractions pro rata.

Lead (Pb): U.S. Dollars 1.0 (one) per dry metric ton of Gold Concentrates for each 0.1% (zero point one percent) by which the final lead content exceeds 1% (one percent) fractions pro rata.

Zinc (Zn): U.S. Dollars 1.0 (one) per dry metric ton of Gold Concentrates for each 0.5% (zero point five percent) by which the final zinc content exceeds 2% (two percent) fractions pro rata.

Cadmium (Cd): U.S. Dollars 1.0 (one) per dry metric ton of Gold Concentrates for each 10 ppm (ten ppm) by which the cadmium content exceeds 50 ppm (fifty ppm) fractions pro rata.

Antimony (Sb): U.S. Dollars 1.0 (one) per dry metric ton of Gold Concentrates for each 0.01% (zero point zero one percent) by which the antimony content exceeds 0.10% (zero point ten percent) fractions pro rata.

Mercury (Hg): U.S. Dollars 1.0 (one) per dry metric ton of Gold Concentrates for each 5 ppm (five ppm) by which the Mercury content exceeds 10 ppm (ten ppm) fractions pro rata.

Bismuth (Bi): U.S. Dollars 1.0 (one) per dry metric ton of Gold Concentrates for each 10 ppm (ten ppm) by which the Bismuth content exceeds 300 ppm (three hundred ppm) fractions pro rata.

8. PAYMENT

8.A) Outstanding Balances

Seller owes to Buyer US$ 87’000 from the prepayment of US$ 450’000 effected in 2010. This amount shall be deducted from the due amounts for the first deliveries under this Addendum.

8.B)       Provisional Payment

Buyer shall make a provisional payment (“Provisional Payment’) for 85% (eighty five percent) of the provisional invoice less the deductions and penalties and based on

-	the Railway Bill of Lading weight at Yerevan or a Holding Certificate countersigned by an independent surveyor at the Mine as agreed between the parties in respect to Yerevan or Ex Works deliveries
-	the last shipment’s effective assay for the Annual Tonnage (ASA trial stock assay for the Trial Tonnage)
-	average price for gold and silver over the week preceding the week of the railway bill of lading date

The provisional payment shall be made within 5 business days against presentation of the following original documents to the Buyer’s Agent Vienna office (the full dispatch details shall be advised accordingly to Buyer’s Agent, including courier Airway bill number):

-	Railway Bill of Lading or a Holding Certificate countersigned by an independent surveyor at the Mine
-	Provisional Commercial Invoice certifying that material is free for Export.
-	Original Certificate of Origin issued and legalised by the local Chamber of Commerce or EUR .I certificates, if required.
-	Provisional Assay issued by Producer.

8.C)       Final Payment

Final settlement (“Final Payment’) shall be made promptly by the owing party when all final details relating to weight, assays and prices become known against the Final Commercial Invoice and Independent Assayer’s assay/weight report.

If due date falls on a Saturday or New York banking holiday other than Monday, payment shall be made on the preceding New York banking day. If payment due date falls on a Sunday or Monday bank holiday in New York, payment to be made on the next New York banking day.

If the final balance is in favour of the Buyer or the cargo is rejected due to the material not corresponding to the specification under clause 2, the Seller has to state these amounts in his final invoice and pay the Buyer within 5 banking days after the date of the final invoice by wire transfer to the bank account indicated by the Buyer. If the Seller fails to pay such amounts, the Buyer, shall be entitled to set off any liability of the Buyer to the Seller against any liability of the Seller to the Buyer Any exercise by the Buyer of its rights under this clause shall be without prejudice to any other rights or remedies available to the Buyer under this agreement or otherwise.

8.D)       Payment Instruction

The Seller herewith irrevocably instructs the Buyer to pay all amounts to the Operations Account defined under the Operating Agreement dated July 5th 2013 between Mego Gold LLC, Linne Mining LLC, Global Gold Corporation, Global Gold Consolidated Resources Ltd and Global Gold Mining LLC.

9. WEIGHING SAMPLING AND MOISTURE DETERMINATION:

For the purpose of final settlement, sampling and moisture determination shall be carried out at the Caucasian Metals Terminal (CMT) in Poti in accordance with standard international practices under the supervision of approved supervision companies. Weighing shall be determined by the truck or railway scales and the resulting net dry weight shall apply for final settlement purposes and shall be final and binding on both parties. Buyer and Seller appoint SGS, or another independent surveyor agreed by both parties, on a joint basis to represent them during these operations. The cost for the supervision charge shall be for Buyer’s account.

The sample lot size shall be five big bags. Representative sample with a minimum weight of 250 grams shall be taken from each lot. Five sets of samples shall be prepared and sealed in order to allow the following distribution unless otherwise agreed:

- 2 set for the Seller

- 2 set for the Buyer

- 1 set for independent supervision company

10. ASSAYING

SGS, or another independent surveyor agreed by both parties, will make a chemical analysis of the samples taken in accordance with clause 9 and the results of these analyses, together with the results of the moisture determination shall be final and binding for settlement purposes and notified to Buyer and Seller in writing. Silver and gold shall be assayed in customary manner. The costs for these services shall be for Buyer’s account.

GENERAL PROVISIONS

This Addendum forms an integral and irremovable part of the Contract. All terms and conditions of the Contract shall remain in full force and effect, save as expressly varied herein. All references to clause numbers are references to the relevant clause numbers in the Contract. This amendment shall be governed by the laws of England.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Addendum as of the date hereof in Yerevan, Armenia.

MEGO GOLD LLC	INDUSTRIAL MINERALS SA

Name:	Name: Michael Mogilevsky

Signature	Signature